Exhibit 99.1

Contact:         Kevin Lycklama
Riverview Bancorp, Inc. 360-693-6650

Valerie Moreno Named to Riverview Board of Directors
Vancouver, Wash., December 21, 2021 -- Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today announced the appointment of Valerie Moreno, Chief Information Officer and Chief Information Security Officer at Clark College, to the Board of Directors for Riverview Community Bank and Riverview Bancorp, Inc.
“Valerie’s unique skill set adds information technology depth to the skills represented on the Board of Directors,” said Kevin Lycklama, President and Chief Executive Officer of Riverview Bancorp. “From a security standpoint as well as an innovation perspective, Valerie has more than 32 years of IT experience. She is joining our Board at a perfect time as we continue to evolve our IT and digital banking platforms.”
Ms. Moreno has worked for local organizations as well as national companies – Portland Community College, Northwestern University, AT&T and Qwest. She holds a Bachelor of Science degree from DeVry University in Network and Communication Management. In her current role at Clark College, Moreno is responsible for IT services at all Clark College campuses as well as support efforts for the Clark College Foundation; evolution and strategic planning for the College’s IT systems; developing and maintaining security policies and standards; and is the CIO/CISO liaison between Clark College and the Washington State Community and Technical Colleges.
Ms. Moreno has served on the boards of Centro Cultural, a nonprofit serving the Latino community of Portland, as well as the Chicago Women in Trades and Girls in the Game organizations. She also has prior connections to the PCC Foundation, Youth Job Center and the Hispanic Bell Management Association.
“I am delighted to be able to lend my expertise to a true community bank that has served the area for almost 100 years,” said Moreno. “The banking industry has complex IT needs around security and planning for the future.  It’s a great time for me to join the Riverview Board of Directors as it navigates ambitious IT initiatives.”
About the Company
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.72 billion at September 30, 2021, it is the parent company of the 98-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 16 branches, including 12 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.